Exhibit 99.1

FOSSIL GROUP, INC. ANNOUNCES ABL REFINANCING AND TRANSACTION SUPPORT AGREEMENT FOR DEBT EXCHANGE

RICHARDSON, Texas, August 13, 2025 – Fossil Group, Inc. (NASDAQ: FOSL) (“Fossil” or the “Company”) today announced that it has refinanced its ABL and entered into a Transaction Support Agreement providing for an exchange of its outstanding notes.

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A new $150 million asset-based revolving credit facility with Ares Management Credit funds (the “New ABL Facility”). The new facility has a maturity date of August 13, 2030 and is priced at SOFR plus 500 basis points.

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A Transaction Support Agreement with certain funds managed by HG Vora Capital Management, LLC and Nantahala Capital (collectively, the “Consenting Noteholders”), beneficially owning approximately 59% in aggregate of Fossil’s 7.00% Senior Notes due 2026 (“Unsecured Notes”).

The Company appreciates the support of its Consenting Noteholders and their decision to enter into the Transaction Support Agreement, allowing the Company to enter its next phase of growth with a strong balance sheet.

The transactions contemplated under the Transaction Support Agreement provide for an exchange offer whereby the Company will offer to holders of Unsecured Notes the opportunity to:

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Participate for a pro rata portion of a new money investment of up to $32.5 million for new 9.5% First-Out Senior Secured Notes due 2029 (“First Out Notes”) (at a purchase price equal to 100% of the face amount of First Out-Notes so purchased) (the “New Money Investment”);

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Tender Unsecured Notes in exchange for either (1) if such noteholder funds the full amount of its pro rata portion of the New Money Investment, new First Out Notes, or (2) if such noteholder does not fund its pro rata portion of the New Money Investment, new 7.5% Second‑Out Senior Secured Notes due 2029 (“Second-Out Notes”), in each case, at 100% of the face amount of its Unsecured Notes, together with, in each case, their portion of warrants as described below (together with the New Money Investment, the “Registered Offerings”); and

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Receive a pro rata portion of warrants based on the amount of Unsecured Notes exchanged into First-Out Notes or Second-Out Notes in the Registered Offerings, irrespective of participation in the New Money Investment, such warrants entitling the holders thereof to purchase shares of the Company’s common stock, par value $0.01 (“Common Stock”) or prefunded warrants entitling the holders thereof to receive Common Stock.

Noteholders participating in the New Money Investment will also receive an amount of Common Stock in Fossil determined in accordance with the Transaction Support Agreement. The New Money Investment is backstopped by the Consenting Noteholders as set forth in the Transaction Support Agreement.

If Noteholders representing less than 90% in aggregate of the outstanding principal amount of the Unsecured Notes tender their Unsecured Notes, the Company may implement the restructuring of its Unsecured Notes through a proceeding pursuant to the Companies Act 2006 of England and Wales, such that no Unsecured Notes will remain outstanding following conclusion of the UK proceeding.

Safe Harbor

This press release is not an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts, and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, Emporio Armani, kate spade new york, Michael Kors, Skechers and Tory Burch.

Cautionary Note About Forward Looking Statements

This press release contains forward-looking statements based on our beliefs and assumptions and on information currently available to us. These statements include, but are not limited to, statements regarding the success and completion of the transactions contemplated by the Transaction Support Agreement. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the expected transactions described herein. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to complete and recognize the anticipated benefits of the transactions contemplated by the Transaction Agreement; unexpected costs related to the transactions contemplated by the Transaction Agreement; and regional, national or global political, economic, business, competitive, market and regulatory conditions and uncertainties, among various other risks. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risk factors discussed from time to time in the Company’s filings with the SEC, including, but not limited to, those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 12, 2025 and subsequent filings with the SEC, which can be found at the SEC’s website at http://www.sec.gov. Other risks associated with the Registered Offerings will be more fully discussed in the registration statement and/or prospectus that will be included in the registration statement that will be filed with the SEC in connection with the Registered Offerings.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this report. Any forward-looking statement made by us in this report speaks only as of the date on which we make it. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. No recipient should, therefore, rely on these forward-looking statements as representing the views of the Company or its management as of any date subsequent to the date of this press release.